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                                                                  EXHIBIT 23(a)

                                   BRYAN CAVE
                             ONE METROPOLITAN SQUARE
                         211 NORTH BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020

Washington, D.C.                                             Irvine, California
Los Angeles, California                                Santa Monica, California
New York, New York                                        Overland Park, Kansas
Phoenix, Arizona                                                London, England
Kansas City, Missouri                                      Riyadh, Saudi Arabia
                                                     Frankfurt Am Main, Germany

                                January 13, 1994



Board of Directors
NS Group, Inc.
Ninth and Lowell Streets,
Newport, KY  41072


To the Board of Directors of NS Group, Inc.:

                 We have acted as special counsel for NS Group, Inc., a Kentucky corporation (the "Company"), in connection with various legal matters relating to the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering the offering of up to 1,000,000 shares of the Company's Common Stock, without par value (the "Shares"), together with such preferred stock purchase rights (as may be attached to the Shares pursuant to the Company's Rights Agreement dated as of November 17, 1988) pursuant to the Company's 1993 Incentive Stock Option Plan.

                 In connection therewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Restated Articles of Incorporation and Bylaws of the Company, as amended, proceedings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

                 In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies.

                 Based on the foregoing and in reliance thereon, we are of the opinion that the Shares when issued sold in accordance with the terms set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.


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Board of Directors
NS Group, Inc.
January 13, 1994
Page 2


                 This opinion is not rendered with respect to any laws other than the laws of the United States of America and the laws of the State of Missouri. In rendering our opinion, we have assumed that the substantive laws of Kentucky are identical to the substantive laws of the State of Missouri in all respects relevant to such opinion.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          /S/ BRYAN CAVE
                                          BRYAN CAVE